Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-46918, 2-59230, 33-02980, 33-53801) of American Express Company of our report dated June 29, 2007 relating to the financial statements of American Express Incentive Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 29, 2007